Exhibit 99.1
ILLUMINA REPORTS FINANCIAL RESULTS FOR THIRD QUARTER 2005
Revenue Increases 44% Over Third Quarter 2004
SAN DIEGO, CALIFORNIA, October 24, 2005 — Illumina, Inc. (NASDAQ: ILMN) announced today its financial results for the third quarter and nine-month period ended October 2, 2005.
Total revenue for the quarter was $19.5 million, which represents a 44% increase compared to total revenue of $13.5 million recorded in the third quarter of 2004. Product and service revenue was $19.0 million, representing a 44% increase over the third quarter of 2004.
The Company reported a net loss of $1.4 million, or $0.03 per basic and diluted share, for the third quarter of 2005 compared to a net loss of $2.0 million, or $0.05 per basic and diluted share, in the third quarter of 2004. Cash and investments at October 2, 2005 totaled $50.2 million.
Gross margins for products and services in the quarter were 65.3%, compared to 73.3% for the third quarter in 2004. Selling, general and administrative expense decreased to $7.3 million compared to $7.6 million in the prior year’s period. Research and development expenses increased to $7.1 million compared to $5.4 million in the third quarter of 2004.
Highlights since our last quarterly conference call include:
•	Achieved our 17th consecutive quarter of sequential revenue growth;

•	Shipped a record 19 BeadStations during the quarter, bringing our total number of Beadlabs and BeadStations shipped to 102;

•	Commenced commercial shipments of Sentrix® Mouse BeadChips for genome-wide expression analysis. We believe that these products, like Illumina’s human whole-genome expression products, are the only commercial microarrays widely available that enable researchers to query multiple whole genomes with multiple samples on a single chip.

•	Began shipping to the Wellcome Trust Sanger Institute the first multi-sample Sentrix BeadChips. The custom genotyping BeadChips will use the Infinium assay to analyze over 10,000 high-value SNPs found in protein coding regions of the genome;

•	Installed a production BeadLab at the National Cancer Institute (NCI). The BeadLab supports a growing portfolio of novel, array-based solutions from Illumina and will be used by the NCI to initially study breast and prostate cancers and validate disease biomarkers across thousands of samples;

•	Entered into a multi-year agreement with GlaxoSmithKline in which the Company will perform genotyping services on thousands of samples;

•	Announced that the Max-Planck Institute of Psychiatry will use Illumina systems and the Sentrix Human-1 BeadChip and the forthcoming Sentrix HumanHap-1 BeadChip to identify genetic variations that predispose individuals to depression and anxiety and affect therapeutic response to psychotropic drugs. These genotyping arrays, when used in combination will interrogate over 350,000 SNPs;

•	Announced that the Children’s Hospital Oakland Research Institute has chosen to use Illumina’s Sentrix Human-1 BeadChip and Sentrix HumanHap-1 BeadChip in a large-scale collaborative effort to understand how genetic variation affects cardiovascular risk factors;

•	Received two new patents, bringing our total to 41 issued or allowed and 102 pending.
These highlights underscore Illumina’s strategy of building a comprehensive offering of scalable, multi-application systems. At the foundation of our systems are the Sentrix® Array Matrix, the Sentrix BeadChip, the BeadArray Reader and our Oligator® DNA synthesis capability. The BeadStation system addresses moderate-throughput requirements and complements Illumina’s production-scale BeadLab. Both systems can be scaled in multiple dimensions, providing customers the flexibility to perform SNP genotyping or gene expression experiments on the same platform, with content ranging from whole genomes to focused sets, at various levels of throughput and automation and industry-leading cost per sample. Illumina is also developing a portfolio of powerful assay technologies to deliver even further benefit to BeadArray™ technology.
Financial Outlook
For fiscal 2005 we expect total revenue between $72 million and $74 million. We expect net loss per basic and diluted share on a GAAP basis between $0.56 and $0.53 per basic and diluted share. Excluding the impact of the $15.8 million charge related to the write-off of acquired in-process research and development in connection with the CyVera acquisition recorded in the second quarter, we expect the full year net loss per basic and diluted share between $0.16 and $0.13.
For the fourth quarter 2005, the Company expects total revenue to range between $21 million and $23 million. Management expects net loss per basic and diluted share between $0.03 and breakeven.
Conference Call Information
Management will conduct a conference call at 2:00 p.m. Pacific Time today to discuss Illumina’s third quarter 2005 results as well as guidance for the balance of 2005. Individuals may listen to the call by dialing 800-819-9193 (international callers should dial +1 913 981.4911) or by accessing the live webcast under the “Investors” tab of Illumina’s website at: www.illumina.com.
About Illumina
Illumina (www.illumina.com) is developing next-generation tools for the large-scale analysis of genetic variation and function. The Company’s proprietary BeadArray technology — now used in leading genomics centers around the world — provides the throughput, cost effectiveness and flexibility necessary to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will help pave the way to personalized medicine by correlating genetic variation and gene function with particular disease states, enhancing drug discovery, allowing diseases to be detected earlier and more specifically, and permitting better choices of drugs for individual patients.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: this release contains forward-looking statements that involve risks and uncertainties. In particular, among others, the section titled “Financial Outlook” details management’s current financial expectations which may differ materially from future actual results. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the Company’s ability to further develop and commercialize its BeadArray technologies and to deploy new gene expression and genotyping products and applications for its platform in a commercially timely manner, the costs and outcome of Illumina’s litigation with Affymetrix, the Company’s ability to scale and integrate CyVera technology, the ability to further scale oligo synthesis output and technology to satisfy market demand deriving from the Company’s collaboration with Invitrogen, to manufacture robust Sentrix® arrays and Oligator® oligonucleotides, and other factors detailed in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended January 2, 2005 and its Forms 10-Q filed for the quarters ending April 3, 2005 and July 3, 2005 or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

ILLUMINA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	October 2,	October 3,	October 2,	October 3,
	2005	2004	2005	2004

Revenue:
Product	$16,285	$12,091	$41,085	$30,075
Service	2,724	1,071	8,198	4,036
Research	507	350	1,205	1,689

Total revenue	19,516	13,512	50,488	35,800

Costs and expenses:
Cost of product and service revenue	6,599	3,517	15,932	9,385
Research and development	7,062	5,356	20,241	15,852
Selling, general and administrative	7,276	7,563	19,763	19,294
Amortization of deferred compensation and other non-cash compensation charges	117	167	215	735
Litigation judgment	—	(1,311)	—	(933)
In Process R&D	—	—	15,800	—

Total costs and expenses	21,054	15,292	71,951	44,333

Loss from operations	(1,538)	(1,780)	(21,463)	(8,533)

Interest and other income (expense), net	112	(246)	263	(939)

Net loss	$(1,426)	$(2,026)	$(21,200)	$(9,472)

Net loss per share, basic and diluted	$(0.03)	$(0.05)	$(0.53)	$(0.27)

Shares used in calculating net loss per share, basic and diluted	40,910	37,614	39,806	34,906

ILLUMINA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	October 2,	January 2,
	2005	2005
	(unaudited)	(Note)
ASSETS
Current assets:
Cash and investments	$50,172	$66,994
Other current assets	26,151	16,697

Total current assets	76,323	83,691
Property and equipment, net	15,342	8,574
Intangible and other assets, net	5,361	2,642

Total assets	$97,026	$94,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$19,742	$19,048
Long-term debt and liabilities	6,180	3,597
Stockholders’ equity	71,104	72,262

Total liabilities and stockholders’ equity	$97,026	$94,907

Note: The Balance Sheet at January 2, 2005 has been derived from the audited financial statements as of that date.
# # #

Contacts:	Jay Flatley	Christian Henry
	President & CEO	VP and Chief Financial Officer
	1.858.202.4501	1.858.202.4508
	jflatley@illumina.com	chenry@illumina.com